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                                                                  Exhibit 99.3


                            THE JACKSON SAVINGS BANK
                                 221 MAIN STREET
                               JACKSON, OHIO 45640
                                 (740) 286-2903

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         Notice is hereby given that a special meeting of shareholders of The Jackson Savings Bank, a state savings bank incorporated under Ohio law ("Jackson"), will be held at _______________________, Jackson, Ohio 45640, on
____ __, 1998, at _:__ p.m., Eastern Time (the "Special Meeting"), for the following purposes, each of which is described in the accompanying Prospectus/Proxy Statement:

         1. To consider and vote upon the adoption of the Agreement and Plan of Reorganization (the "Agreement") dated April 8, 1998, by and between Jackson and Ohio Valley Banc Corp., a bank holding company incorporated under Ohio law ("OVBC"). Pursuant to the terms of the Agreement, (i) Ohio Valley Interim Savings Bank ("Interim Bank"), a wholly-owned subsidiary of OVBC formed exclusively for the purposes of this transaction, will be merged with and into Jackson and Jackson will be the surviving entity of the merger and will become a wholly-owned subsidiary of OVBC (the "Merger") and (ii) upon the date that the Merger becomes effective (the "Effective Time"), each of the outstanding common shares of Jackson will be canceled and extinguished in consideration and exchange for a number of OVBC common shares equal to the quotient of $163.09, divided by the mathematical average of the closing bid and asked prices of OVBC common shares on the Nasdaq National Market for a period of 20 trading days ending five trading days before the Effective Time.

         2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.


         Only shareholders of Jackson of record at the close of business on _________ __, 1998, will be entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE JACKSON SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FOR THE JACKSON SPECIAL MEETING WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOP. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE JACKSON SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO JACKSON IN A WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF JACKSON BEFORE THE JACKSON SPECIAL MEETING.

                                           By Order of the Board of Directors

                                           Harold A. Howe, President

Jackson, Ohio
_______ __, 1998


          PLEASE DO NOT FORWARD YOUR JACKSON CERTIFICATES AT THIS TIME.